SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 16, 2005
Date of Report (Date of earliest event reported)

JUPITER Global Holdings, Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27233	98-0204736
(Commission File Number)	(IRS Employer Identification No.)

62 West 8th Avenue, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7
(address of principal executive offices) (Zip Code)

 (604) 682-6541
(Registrants telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2004, the Company executed a joint venture agreement (the “Agreement”) to develop a Voice Over Internet Protocol (VOIP) business called VOXBOX. The joint venture agreement resulted in the formation of VOXBOX Telecom, Inc. (the “Joint Venture”) where the Company acquired 50% of VOXBOX Telecom, Inc.

On June 16, 2005, the Company entered into a Memorandum of Understanding (“MOU”) between the Company and Global Bancorp, Inc. concerning the restructuring of their Joint Venture.

Speaking generally, as per the terms of the MOU, the Company restructured its holding in VOXBOX Telecom, Inc. with its Joint Venture partner Global Bancorp, Inc. whereas the Company sold its holding in VOXBOX Telecom, Inc. to Global Bancorp, Inc. for a minority to stake in Global Bancorp, Inc. a (Global Bancorp, Inc. is now called VOXBOX World Telecom, Inc. and trades its common stock on the Pink Sheets under the ticker symbol VXBX)

On June 16, 2005, the Company entered into a Stock Purchase Agreement, as per the terms of the MOU, dated June 16, 2005 between the Company and Global Bancorp, Inc., the Company sold to Global Bancorp, Inc. its entire holding of 9200 shares of VOXBOX Telecom, Inc. and a Promissory Note of a face value of $420,000 owing to VOXBOX Telecom Inc. for 5,000,000 common shares of Global Bancorp, Inc. which were valued at $50,000, and rights to purchase up to 50% of the issued and outstanding common shares of Global Bancorp, Inc. up to June 16, 2008.

Included in this Form 8-K are forward-looking statements. There can be no assurance that expectations reflected in such forward-looking statements will prove to be correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

Item 9.01 Exhibits.

Exhibit No.	Description

2.1	Memorandum of Understanding dated June 16, 2005, by and between the Company and Global Bancorp, Inc.

2.2	Stock Purchase Agreement dated June 16, 2005, by and between the Company and Global Bancorp, Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER Global Holdings, Corp.

Date: September 19, 2005	By: /s/ Ray Hawkins
Ray Hawkins
Chief Executive Officer